Corcept Therapeutics Announces Key Secondary Endpoint Was Met in Phase 3 Study of Corlux for Cushing's Syndrome

87% Response Rate Achieved in a Broad Measure of Clinical Improvement

MENLO PARK, CA -- (Marketwire - January 11, 2011) - Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced positive results on the key secondary endpoint of "global clinical improvement" in its Phase 3 study of CORLUX for the treatment of Cushing's Syndrome. The company previously announced that the study achieved its primary endpoints of improvement in glucose tolerance and blood pressure. "The additional results announced today further support the potential benefits of CORLUX treatment for patients suffering from Cushing's Syndrome," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "This key secondary endpoint captures the broad clinical benefit CORLUX may confer in this patient population."

87% of Patients Responded to CORLUX Based on Global Clinical Improvement

The patients in the Phase 3 study, whether included in the "glucose intolerant group" or the "hypertension group" for the purpose of evaluating the primary endpoints, were evaluated as a single group on the key secondary endpoint of "global clinical improvement." Global clinical improvement was determined by a Data Review Board (DRB), an independent three-member group of highly experienced academic physicians, expert in the evaluation and treatment of patients with Cushing's Syndrome.

Each member of the DRB independently assessed all efficacy data available for each patient at each study visit beginning at the sixth week of the each patient's trial course and determined if the patient's clinical manifestations of Cushing's Syndrome had worsened, stayed the same, or improved compared to baseline. Data assessed by the DRB in determining global clinical improvement included changes in diabetes and hypertension medications, hemoglobin A1c (HgbA1c), insulin sensitivity, metabolic function, weight, body composition, Cushingoid appearance, cognitive/psychiatric evaluations, and quality of life, as well as other efficacy data collected over the course of the study. With the exception of the baseline visit, DRB members were blinded to visit sequence. At each visit, at least two of the members of the DRB had to determine that a patient had made "clinically significant improvement" for the patient to be deemed a responder.

The key secondary endpoint was determined to have been met if the lower bound of the 95% confidence level of the response rate was greater than 30%. In fact, the response rate was 87%, giving a lower bound of 75.87% or p < 0.0001.

CORLUX Was Well Tolerated in the Trial

CORLUX was well tolerated in the trial population. Although the detailed analysis of the safety data from the study has not yet been completed, the tolerability of CORLUX in the treatment of Cushing's Syndrome in the Phase 3 study met our expectations. Adverse events related to treatment included symptoms of adrenal insufficiency, endometrial thickening, and hypokalemia, all of which were consistent with earlier published reports. The majority of the serious adverse events (SAEs) reported in the study were not related to CORLUX treatment, as determined by the clinical investigators. Of those that were related to treatment, all resolved with clinical management. We plan to present detailed safety data at scientific conferences during 2011.

Ninety percent of the patients who completed the Phase 3 study opted to enter the long-term extension study.

About the Phase 3 Trial Design

The Phase 3 trial was a 50-patient open-label study in endogenous Cushing's Syndrome patients conducted at 17 clinical sites in the United States. Patients met the trial enrollment criteria if they were either not eligible for, had failed or had relapsed from surgery and were glucose intolerant or were diagnosed with hypertension at entry. Patients in the Phase 3 study were placed in one of two groups: those with glucose intolerance and those who were diagnosed with hypertension but were not glucose intolerant. The primary endpoints in the study were either improvement in glucose tolerance (for the patients in the glucose intolerant group) or hypertension (for the hypertension group). In the trial, each patient's CORLUX dose was titrated by their study investigator to the level necessary to achieve clinical benefit. The FDA indicated that this trial may provide a reasonable basis for the submission of an NDA for the treatment of endogenous Cushing's Syndrome.

In addition to the primary and key secondary endpoints, secondary measures of efficacy include changes from baseline to the end of the study in fasting plasma glucose, HgbA1c, change in glucose lowering medications, systolic blood pressure, change in antihypertensive medications, body composition, weight, bone turnover and bone density, cognitive/psychiatric assessments, metabolic functions, Quality of Life (SF-36 questionnaire), muscle strength and physical function. Detailed data, including data on these secondary endpoints is expected to be announced at scientific conferences during 2011.

About Cushing's Syndrome

Endogenous Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the United States. An estimated 20,000 patients in the United States have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the cortisol (GR-II) receptor and the progesterone (PR) receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297 and an IND-enabling program for CORT 113083. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the NDA submission and introduction of CORLUX and future product candidates, including CORT 108297 and CORT 113083, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, CORT 113083 or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com